San José, 25 de junio del 2013
GGC-13533

Señores
Energía Renovable Versant SRL
Edificio Las Terrazas A, 5° Piso
Plaza Roble, Escazú
San José, Costa Rica
Fax: +506-2505-5601

Atención:	José Pablo Quiros S.
Gerente General

Asunto:	Carta de Intencion para firma de acuerdo de interconexión en apertura Tramo 15 del Proyecto SIEPAC

Estimado señor:

Adjunto a la presente estamos remitiéndole la propuesta para el Convenio de Conexión de la planta Eólica Versant al Proyecto SIEPAC. En caso de que estén conformes procederemos a la suscripción de la misma.

Agradeciendo su atención a la presente

Atentamente,

EMPRESA PROPIETARIA DE LA RED, S.A.

/s/ José Enrique Martínez Albero
José Enrique Martínez Albero
Gerente General

Apdo. 1234-1007 Oficentro La Sabana Edificio No. 3, Piso No.1. San José, Costa Rica Tel. (506) 2290 9100 Fax. (506) 2296 4380

Carta de Intención

Entre los suscritos, a saber, JOSÉ ENRIQUE MARTÍNEZ ALBERO, mayor, casado, ingeniero, de nacionalidad española, vecino de San José, con pasaporte vigente de su nacionalidad número XDA457349 como Gerente General con facultades de Apoderado Generalísimo Sin Límite de suma de la Empresa Propietaria de la Red, Sociedad Anónima, debidamente inscrita en el Registro Público de Panamá, Ficha 356059, rollo 63787 imagen 60 en adelante llamada EPR, por una parte y por la otra JOSÉ PABLO QUIROS SALAZAR, varón, costarricense, mayor de edad, con cédula de identidad 1-697-458-0, actuando en nombre y representación de Energía Renovable Versant SRL, cédula jurídica 3-102-613485, inscrita en el Registro Personas Jurídicas tomo 2010 asiento 149205, sociedad costarricense, debidamente constituida y en vigencia, con domicilio en Edificio Las Terrazas A, 50 Piso, Plaza Roble, Escazú, San José, Costa Rica, debidamente facultado para este acto en adelante, “Versant” y conjuntamente con EPR, en adelante, las “Partes”.

CONSIDERANDO

Que VERSANT está debidamente constituida para desarrollar y operar una planta eólica denominada VTRES Bache SRL. ubicada en el Cantón de La Cruz, Provincia de Guanacaste, Costa Rica (en adelante el “Proyecto”). Que esta planta que seria exclusivamente para producción de energía eólica, renovable y limpia para el uso y distribución de la Compañía Nacional de Fuerza y Luz (CNFL).

Que EPR es la empresa encargada de construir la infraestructura del Proyecto SIEPAC, el cual consiste en la ejecución del Primer Sistema de Transmisión Eléctrica Regional que reforzará la red eléctrica de América Central (Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica y Panamá), el cual incluye líneas de transmisión eléctrica a 230 kV de un circuito, con torres previstas para un segundo circuito futuro (en adelante, la Línea de Transmisión”).

Que VERSANT desea la interconexión a la Línea de Transmisión en la República de Costa Rica entre la Frontera Nicaragua - Costa Rica y la subestación Cañas (Tramo 15 del Proyecto SIEPAC), para que se trasiegue su suministro hasta un punto determinado de la Red Nacional.

Que EPR de conformidad con la regulación regional y sujeto al cumplimiento de los establecido en el Reglamento del Mercado Eléctrico Regional (RMER) puede brindar las facilidades de interconexión del Proyecto de VERSANT.

Que ambas Empresas reconocen que para la interconexión se deberá cumplir con lo que establecen la regulación nacional eléctrica de Costa Rica, así como lo establecido en la Reglamentación del Mercado Eléctrico Regional, RMER. Para VERSANT esto significa coordinar, apoyar y trabajar en conjunto con EPR, CNFL y el Grupo ICE para este propósito.

POR LO TANTO, las partes por este medio acuerdan suscribir la presente Carta de Intención (la “Carta”) de conformidad con las siguientes Cláusulas:

PRIMERA: Las Partes por este medio acuerdan trabajar conjuntamente con el objeto de realizar las acciones que permitan preparar la suscripción de un acuerdo de interconexión (el “Acuerdo”) con la parte o todas las partes que dicte la Regulación vigente en Costa Rica, estableciendo los términos y condiciones bajo los cuales la subestación elevadora para el Proyecto se interconectará a la Linea de Transmisión, respetando además lo establecido en el RMER referente a las aprobaciones de sus organismos regionales, Ente Operador Regional, EOR y Comisión Regional de Interconexión Eléctrica, CR1E.

SEGUNDA: En el Proyecto habrá una subestación elevadora a 230kV, en la proximidad de la Línea de Transmisión, Tramo 15 del Proyecto SIEPAC, ubicada aproximadamente entre las torres 073 y 074. La derivación de la Línea de Transmisión a la sub estación se hará como se indique por los estudios finales del diseño de la subestación. El monto de la derivación y el del patio de conexión son inversiones que se integran a la subestación, todo bajo la inversión y propiedad de VERSANT (pendiente de confirmación técnica).

TERCERA: VERSANT asumirá todos los costos relacionados con la subestación de conexión y todas las torres terminales que se deban instalar para lograr la interconexión del Proyecto a la Línea de Transmisión, así como los equipos adicionales a instalar en las subestaciones adyacentes para la coordinación de protecciones, control, medición y telecomunicaciones. Adicionalmente, asumirá todos los costos que signifique para EPR la revisión de los estudios. diseños, inspecciones en sitio y de indole similar que permitan obtener las autorizaciones de conexión a la Línea de Transmision.

CUARTA: EPR declara y manifiesta, y así lo acepta VERSANT, que la solicitud de interconexión que gestiona para el Proyecto a la Línea de Transmisión tiene que seguir un proceso de documentación y formalización ante las autoridades regionales (EOR-CRIE), gestiones que, manifiesta Versant, se presentaron debidamente ante el órgano competente de la EOR-CRIE desde setiembre de 2011.

QUINTA: Declaran y manifiestan las Partes que VERSANT ha hecho entrega a EPR de un plano o mapa con detalle de las obras y el posible sitio de la subestación, el cual forma parte integrante de la presente Carta.

SEXTA: VERSANT realizará un estudio de diseño de sitio considerando topografía, curvas de nivel y disposición de equipos. Se estima que VERSANT deberá instalar una o dos torres de remate para orientar la Línea de Transmisión hacia la futura subestación, lo cual seria parte adjunta del Proyecto. De igual forma, VERSANT confirma tener en el sitio de la subestación los accesos a la Línea de Transmisión que atraviesan por 22 Km los inmuebles. EPR le facilitará la descripción de las torres y coordenadas del tendido para integrarlo con la ubicación final de la derivación. Todos los costos que se incurran para el desarrollo de los diseños serán asumidos por VERSANT.

SÉPTlMA: Las Partes mantendrán como confidencial todas las transacciones descritas de la presente Carta. Toda información, así como la información que se recopile durante el periodo de preparación previa a los trabajos objetos del Acuerdo se entregarán únicamente a los agentes designados por cada una de las Partes, quienes quedarán obligados a mantener dicha información confidencial.

OCTAVA: La firma de la presente Carta no obliga a las Partes a perfeccionar ninguna transacción ni el acuerdo de conexión en la medida que todos y cualesquiera estudios o trámites previos necesarios estén pendientes de finalización.

NOVENA: La presente Carta solamente podrá ser modificada mediante document escrito firmado por ambas Partes.

DECIMA: La presente Carta se rige por las leyes de la República de Costa Rica. Cualquier disputa bajo la presente Carta que no pueda ser resuelta a través de mediación directa de las Partes, se resolvería mediante arbitraje en derecho ante el Centro de Conciliación y Arbitraje de Costa Rica (CICA) de conformidad con su reglamento.

En virtud de lo cual. las Partes suscriben la presente Carta de Intención a los veinticinco días del mes de junio del 2013.

Por Empresa Propietaria de la Red S.A	Por Energía Renovable Versant, SRL S.A.

/s/ José EnriqueMartínez Albero	/s/ José Pablo Quirós Salazar
José EnriqueMartínez Albero	José Pablo Quirós Salazar
Gerente General	Gerente General

San Jose, June 25, 2013

GGC-13533

Sirs

Energía Renovable Versant SRL

Edificio Las Terrazas A, 5° Piso

Plaza Roble, Escazú

San José, Costa Rica

Fax: +506-2505-5601

Attention:	Jose Pablo Quiros S.
General Manager

RE:	Letter of Intent to sign Interconnection Agreement to Open Section 15 of SIEPAC’s Project (Line)

Dear Sir:

Attached to this letter we are remitting to you the proposal to the Interconnection Agreement for Versant’s Wind Farm to SIEPAC’s line. If you are in agreement we will proceed subscribing the attached proposal.

Thank you for your attention to this matter

Sincerely,

Empresa Proprietaria de la Red, S.A.

/s/ José Enrique Martínez Albero
José Enrique Martínez Albero
General Manager

Apdo. 1234-1007 Oficentro La Sabana Edificio No. 3, Piso No.1. San José, Costa Rica Tel. (506) 2290 9100 Fax. (506) 2296 4380

Letter of Intent

Between the parties, JOSÉ ENRIQUE MARTÍNEZ ALBERO, of age, married, engineer, a national of Spain, resident of San Jose, with a valid Spanish passport number XDA457349,as the General Manager with General Powers without limitation of Empresa Proprietaria de la Red, S.A., a company duly registered in the Public Registry of Panama, Archive Number 356059, file 63787, image 60, heretofore known as EPR, on the one side and on the other side, JOSÉ PABLO QUIROS SALAZAR, male, Costa Rican, of age, with Costa Rican national identification card no. 1-697-458-0, acting on behalf of and as the legal representative of Energía Renovable Versant SRL, corporate identification 3-102-613485, registered in the National Corporate Registry, book no. 2010, file no. 149205, a Costa Rican company, duly registered and in good standing with its offices in Edificio Las Terrazas A, 5o Piso, Plaza Roble, Escazú, San José, Costa Rica, empowered for this agreement and heretofore known as “Versant”,and jointly as the “Parties”.

CONSIDERING

That VERSANT is duly registered to develop and operate a wind park named VTRES BACHE SRL, located in the county of La Cruz, Guanacaste Province, Costa Rica (hereinafter referred to as the “Project”). That this wind park would be used exclusively for the generation of clean and renewable wind energy for the use and distribution of the Compañía Nacional de Fuerza y Luz (CNFL).

That EPR is the company charged with the construction of the SIEPAC infrastructure and of the execution of the first Regional System for the Transmission of Electricity (SIEPAC) that reinforces the electrical network in Central America (Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica and Panamá). The infrastructure is comprised of one circuit of 230 kV transmission lines, with towers already builtto carry a second future circuit, (hereinafter referred to as the “Transmission Line”).

That VERSANT desires to interconnect with the Transmission Line in the Republic of Costa Rica between the border of Nicaragua – Costa Rica and the substation in Cañas (Section 15 of SIEPAC’s Network), to enable the transport of its delivery to a point on the National grid.

That EPR according to the regional regulations, and subject to compliance with the established Regulations of the Regional Electric Market (RMER) can offer the infrastructure to interconnect VERSANT’s wind park.

That both Companies recognize the interconnection shall comply with the national electric regulations of Costa Rica, as well as the established Regulations of the Regional Electric Market, RMER. For VERSANT this means coordination, support and working jointly with EPR, CNFL, and Grupo ICE for this purpose.

Therefore, the Parties through this document, agree to the following Clauses of this Letter of Intent (the “LOI”):

FIRST:	The Parties, through this method, agree to work jointly with the object to realize the actions that permit the signing if an interconnection agreement (“Agreement”) with the party or parties that are required by Costa Rican regulations, established with the terms and conditions under which the Project’s sub-station will interconnect to the Transmission Line, while additionally complying with the established RMER approvals of its regional organs, the EnteOperador de la Red (EOR) and the Regional Electric Interconnection Commission (CRIE).

SECOND:	The Project shall have a substation to elevate the electricity to 230 kV, in the proximity of the Transmission Line, Section 15 of SIEPAC, located approximately between Towers 073 and 074. The deviation of the Transmission Line to the sub-station shall be done according to the final design studies for the substation. The deviation and the connection grid investment shall be part of the substation, all under the investment and property of VERSANT (pending technical approval).

THIRD:	VERSANT shall assume all costs related to the interconnection substation and all the interim towers that shall be installed to achieve the Project’s interconnection to the Transmission Line, as well as all the additional equipment in the neighboring substation for the coordination of protection, control, measurement and telecommunications. Additionally, it will assume all of EPR’s costs for the review of the designs and studies, inspection to site and similar costs that are required in order to receive authorization for the interconnection to the Transmission Line.

FOURTH:	EPR declares and manifests, and VERSANT accepts, the request for interconnection for the Project to the Transmission Line has to follow a process of documentation and formalization with the regional authorities (EOR and CRIE),a process that was duly presented to the competent organ of EOR-CRIE by VERSANT, in September 2011.

FIFTH :	The Parties declare and manifest that VERSANT has provided EPRwith a map and a detailed plan of the civil works and the possible site of the substation, which form an integral part of the Letter of Intent.

SIXTH:	VERSANT shall conduct interconnection study considering the topography, contour lines and the layout of equipment. It is estimated that VERSANT will need to install one or two towers to reconfigure the Transmission Line to the future sub-station, which would be part of the Project. Likewise VERSANT confirms having on the proposed sub-station site, access to the Transmission Line, which crosses a land section of over 22 km. EPR will facilitate the description of the towers and their coordinates to have these integrated to the final design and location documentation of the sub-station. All costs incurred for the development of the designs will be borne by VERSANT.

SEVENTH :	The Parties will keep confidential the entire transaction described in this Letter. All the information, as well as the information developed prior to the work described as the objective of this agreement, shall be delivered exclusively to the designated agents of each of the Parties, whom shall be obligated to maintain said information confidential.

EIGHTH:	The signing of the Letter of Intent does not oblige the Parties to undertake any transaction or the interconnection agreement while any or all of the required permits or studies are pending finalization.

NINTH:	This Letter of Intent may be modified if in writing and signed by both parties.

TENTH:	This Letter of Intent is governed by the laws of the Republic of Costa Rica. Any dispute arising from the Letter of Intent that cannot be resolved through direct mediation of the Parties, shall be resolved through arbitration by theCentro de Conciliación y Arbitraje de Costa Rica (CICA),according to its regulations.

As a result of the above, the Parties hereby agree to this Letter of Intent the 25th day of the month of June 2013.

For Empresa Propietaria de la Red S.A	For Energía Renovable Versant, SRL S.A.

/s/ José EnriqueMartínez Albero	/s/ José Pablo Quirós Salazar
José EnriqueMartínez Albero	José Pablo Quirós Salazar
General Manager	General Manager